Exhibit 4.01

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

This Fourth Amendment (“Amendment”) effective as of October 27, 2014 to the Rights Agreement, dated as of April 29, 2005 (the “Rights Agreement”), by and between Diamond Foods, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (f/k/a EquiServe Trust Company, N.A.), as Rights Agent (the “Rights Agent”), as previously amended by Amendment No. 1 to Rights Agreement, dated as of April 5, 2011, Amendment No. 2 to Rights Agreement, dated as of May 22, 2012 and Amendment No. 3 to the Rights Agreement, dated as of January 16, 2014.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company, by resolution adopted by its Board of Directors, hereby does, and directs the Rights Agent to, amend the Rights Agreement as set forth herein; and

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by replacing the section in its entirety with the following:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised and payment of all transfer taxes and governmental charges required to be paid by the holder of such Right Certificate as provided in Section 9 hereof, at or prior to the earliest of (i) the Close of Business on October 27, 2014 (“FINAL EXPIRATION DATE”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (“REDEMPTION DATE”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2. Waiver of Notice(s). The Rights Agent and the Company hereby waive any notice requirement(s) under the Rights Agreement pertaining to the matters covered by this Amendment.

3. Exhibits. Exhibit B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

4. Other Provisions Unaffected. Except as expressly modified hereby, all arrangements, agreements, terms, conditions and provisions of the Rights Agreement remain in full force and effect, and this Amendment and the Rights Agreement, as hereby modified, shall constitute one and the same instrument.

5. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Governing Law. This Amendment, the Rights Agreement and each Right Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(c) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

(d) Descriptive Headings. Descriptive headings of the several sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

(e) Entire Agreement. This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Company and the Rights Agent and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and thereof and merges with and supersedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any person has complied with, the Stipulation even though reference thereto may be made in this Amendment and the Rights Agreement.

(f) Further Assurances. The Company and the Rights Agent shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the transactions and purposes of this Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the effective time specified above.

DIAMOND FOODS, INC.

By:	/s/ Isobel Jones
Name:	Isobel Jones
Title:	Executive Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 4 TO THE RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the effective time specified above.

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

[SIGNATURE PAGE TO AMENDMENT NO. 4 TO THE RIGHTS AGREEMENT]